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                                                                   EXHIBIT 12.2

THE PNC FINANCIAL SERVICES GROUP, INC. AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS
TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


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
                                                                        Year ended December 31
                                                      --------------------------------------------------------------
Dollars in millions                                    2001          2000          1999          1998          1997
----------------------------------------------------- ------        ------        ------        ------        ------
EARNINGS
Income from continuing operations before taxes          $564        $1,848        $1,788        $1,651        $1,595
Fixed charges and preferred stock dividends
    excluding interest on deposits                       783         1,063         1,010         1,188         1,110
                                                      ------        ------        ------        ------        ------
       Subtotal                                        1,347         2,911         2,798         2,839         2,705
Interest on deposits                                   1,229         1,653         1,369         1,471         1,457
                                                      ------        ------        ------        ------        ------
       Total                                          $2,576        $4,564        $4,167        $4,310        $4,162
                                                      ======        ======        ======        ======        ======

FIXED CHARGES
Interest on borrowed funds                              $646          $915          $870        $1,065        $1,010
Interest component of rentals                             53            50            44            33            26
Amortization of notes and debentures                       1             1             1             1             1
Distributions on Mandatorily Redeemable
    Capital Securities of Subsidiary Trusts               63            67            65            60            43
Preferred stock dividend requirements                     20            30            30            29            30
                                                      ------        ------        ------        ------        ------
       Subtotal                                          783         1,063         1,010         1,188         1,110
Interest on deposits                                   1,229         1,653         1,369         1,471         1,457
                                                      ------        ------        ------        ------        ------
       Total                                          $2,012        $2,716        $2,379        $2,659        $2,567
                                                      ======        ======        ======        ======        ======

RATIO OF EARNINGS TO FIXED CHARGES
    AND PREFERRED STOCK DIVIDENDS
Excluding interest on deposits                          1.72 x        2.74 x        2.77 x        2.39 x        2.44 x
Including interest on deposits                          1.28          1.68          1.75          1.62          1.62

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